QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Rush Enterprises, Inc.
New Braunfels, Texas

We hereby consent to the incorporation in the Prospectus constituting a part of this Registration Statement of our report dated April 9, and September 14, 2004, relating to the consolidated financial statements of American TruckSource, Inc. and Subsidiaries for the years ended December 31, 2003 and 2002, appearing in Rush Enterprises, Inc.'s Form S-3 filing dated October 29, 2004. We have not reviewed any of the unaudited financial statements of American TruckSource, Inc. and Subsidiaries included in this filing.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                      /s/ BDO Seidman, LLP

Dallas, Texas

October 29, 2004

QuickLinks

  Exhibit 23.2